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                            ASSET PURCHASE AGREEMENT

                  ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of June 16, 1998, by and between Spanish Broadcasting System of Puerto Rico, Inc., a Puerto Rico corporation ("Buyer"), and Pan Caribbean Broadcasting Corporation, a Connecticut corporation ("Seller").

                              W I T N E S S E T H:

                  WHEREAS, Seller is the licensee of Radio Station WMDD(AM) and Radio Station WDOY(FM), licensed to Fajardo, Puerto Rico, and related licenses and authorizations issued by the Federal Communications Commission ("FCC"); and

                  WHEREAS, Seller desires to sell certain properties and assets pertaining to WDOY(FM) only (the "Station"), and Buyer desires to purchase the same, all subject to the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, Seller and Buyer hereby agree as follows:
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                  Section 1.  Purchase and Sale of Properties and Assets.

                  (a) Station's Assets. Subject to and in reliance upon the representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, on the Closing Date (as defined in Section 4), Seller agrees to convey, sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase certain of the assets of the Station, including, but not limited to, the following assets (collectively, the "Station's Assets"):

                           (i) Licenses and Authorizations. The licenses,
permits and authorizations issued by the FCC listed on Schedule 1(a)(i) hereto (collectively, the "Licenses"), and all the rights of Seller in and to the call letters "WDOY(FM)".

                           (ii) Records, Etc. Except as excluded in Section
1(b), all files, logs and books (or true copies thereof) relating to the operation of the Station, including all records, reports, logs and documents required by the FCC to be maintained and the complete local public file (collectively, the "Records"); provided, however, that Seller shall be entitled to keep the originals of records for periods prior to January 1, 1997 (the "Seller-Retained Records"), it being understood that as to the Records (1) Seller shall have the right on reasonable request and at its expense to make copies thereof; (2) Buyer shall have the right on reasonable request and at its expense to make copies of the Seller-Retained Records; and (3) Buyer shall preserve and

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protect the originals of all records (except Seller-Retained Records) for a period of six (6) years from and after the Closing Date.

                           (iii) Personal Property. The tangible personal
property of Seller located at the El Yunque transmission site and listed on Schedule (1)(a)(iii) hereto.

                           (iv) Goodwill. All of Seller's goodwill in, and going
concern value of, the Station.

                           (v) Agreements, Etc. To the extent Seller, using its
best efforts, is able to secure consents to assignment, the agreements, leases and contracts listed on Schedule 1(a)(v) hereto, including any renewals, extensions, amendments or modifications thereof, and any additional agreements, leases and contracts made or entered into by Seller in the ordinary course of business including, but not limited to, all unperformed agreements for the sale of advertising on the Station.

                  (b) Excluded Assets. It is understood that no: (i) real property; (ii) cash; (iii) inter-company receivables; (iv) notes receivable; (v) bank deposits; (vi) other cash equivalents and/or investment securities; (vii) accounts receivable; (viii) contracts that have expired prior to the Closing Date in the ordinary course of business; (ix) the articles of incorporation, by-laws, minute books, stock transfer records and all other corporate, tax and accounting records relating to the corporate affairs of Seller; (x) sales, income and other tax refunds and

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claims therefore relating to the period prior to the Closing; (xi) insurance polices; (xii) claims against third parties, based on activities occurring prior to Closing, not specifically conveyed and not specifically related to the Station's Assets; (xiii) any and all insurance proceeds or claims made by Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date; (xiv) all pension, profit-sharing or cash or deferred compensation plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any; (xv) all choses in action of Seller relating to the Station, which exist on or prior to the Closing Date and which related entirely to the period before the Closing Date; (xvi) assets of Seller used or useful in the operation of Station WMDD(AM); (xvii) all deposits with utilities, governmental agencies, landlords and the like; (xviii) broadcast auxiliary licenses issued for use by Station WMDD alone or with the Station (under its former call letters, WMDD-FM); (xix) the lease for office space occupied by Seller in San Juan; and (xx) all other assets not specifically included as the Station's Assets (all of which are referred to as "Excluded Assets") shall be included in the assets being purchased by Buyer.

                  (c) Liens. Seller agrees that the Station's Assets to be conveyed on the Closing Date pursuant to this Agreement will

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be conveyed free and clear of all liens, charges, claims and encumbrances of any kind.

                  (d) Liabilities. Buyer shall assume and undertake to pay, discharge and perform the obligations and liabilities of Seller relating to the Station and the Station's Assets which are referenced in this Agreement for the period beginning, or arising out of events occurring on or after, 12:01 A.M. on the Closing Date. Except as otherwise expressly provided in this Agreement, Buyer will not assume, incur or be charged with, in connection with the transactions herein contemplated, any liabilities or obligations of any nature whatsoever, contingent or otherwise, of the Seller or the Station arising (i) prior to the Closing, or (ii) in connection with the operation of the Station or the Station's Assets or any claims asserted against the Station or the Station's Assets relating to any event (whether act or omission) prior to the Closing. Except as specified in this Agreement, Seller retains all obligations and liabilities not expressly assumed by Buyer hereunder without any liability to Buyer.

                  (e) Trade Agreements. Schedule 1(e) includes, but is not limited to, a description of agreements for the sale of time on the Station for merchandise or services ("Trade Agreements") on the date hereof and correctly sets forth Seller's current obligations under each such Trade Agreement. On the Closing Date, Buyer shall assume the Trade Agreements listed on this

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Schedule; provided, however, that if Seller's aggregate obligations under Trade
Agreements as of the Closing Date exceed $20,000.00, then all amounts in excess of $20,000.00 shall be considered an operating expense of Seller to be pro-rated in accordance with Section 3. The Trade Agreements shall be considered assumed by Buyer. Seller shall use reasonable efforts to eliminate any negative balance in excess of $20,000.00 for Trade Agreements prior to the Closing Date.

                  Section 2.  Purchase Price and Method of Payment.

                  (a) Purchase Price and Method of Payment. The purchase price for the assets acquired hereunder shall be Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000) ("Purchase Price"), which shall be paid to Seller at Closing in same day funds by wire transfer to an account specified by Seller at least two business days prior to Closing.

                  (b) Pre-Payment. Buyer has deposited the sum of Four Hundred Twelve Thousand Five Hundred Dollars ($412,500) with Seller to be credited against the Purchase Price at Closing by Seller (the "Pre-Paid Deposit").

                  (c) Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price shall be allocated to the Assets by Buyer, which allocation shall be reasonably acceptable to Seller. Buyer and Seller each shall file IRS Form 8594 with their respective federal income tax return for the tax year in which the Closing occurs, containing the information agreed upon by the

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parties pursuant to the immediately preceding sentence. Buyer and Seller each shall deliver to the other a copy of the IRS Form 8594 as filed with their respective federal income tax return within 30 days of the filing of such return.

                  Section 3. Adjustments and Assumptions; Accounts Receivable. The expenses and income attributable to the operation of the Station up to 12:01 a.m. on the Closing Date (the "adjustment time") shall be for the account of Seller and thereafter shall be for the account of Buyer. Any and all expenses and income (excepting categories of income not included within the Station's Assets) including, but not limited to, power and utility charges, lease rents, taxes (excluding taxes arising by reason of the transfer of the Station's Assets, which shall be paid as specified in Section 15 hereof), Fajardo municipal license fees and FCC regulatory fees, and similar prepaid and deferred items shall be prorated between Seller and Buyer as of the adjustment time.

         In furtherance hereof:

         (a) Preliminary Adjustment. Ten (10) days prior to the Closing Date, Seller shall prepare and deliver to Buyer, a balance sheet (the "Preliminary Closing Balance Sheet"), setting forth the adjustment to the Purchase Price determined in accordance with this Section 3. The Preliminary Closing Balance Sheet shall be prepared in a form which sets forth the amounts due to or from Buyer or Seller, as the case may be. Upon receipt

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of the Preliminary Closing Balance Sheet, Buyer and its accounts shall have the right to examine, at Buyer's expense, the Preliminary Closing Balance Sheet and all work papers, schedules, and other books and records used in the preparation of such Preliminary Closing Balance Sheet, and to make reasonable inquiry of Seller and its accountants. If Buyer objects to the Preliminary Closing Balance Sheet, Seller and Buyer shall each use their best efforts to resolve their differences concerning the Preliminary Closing Balance Sheet as soon as possible but, in any event, prior to the Closing Date. If Seller and Buyer are unable to resolve the matter, and the amount in dispute is $20,000 or less, the parties shall proceed to Closing, making prorations then only with respect to undisputed items with the disputed items to be resolved as postclosing adjustments pursuant to Section 3(b). If the amount in dispute is more than $20,000, the disputed shall be submitted to a mutually-acceptable accountant (the "Accountant") for resolution as soon as practical but in any event within fifteen (15) days, and the Closing shall be postponed (and all deadlines set forth herein extended) for the number of days taken by the Accountant to deliver its decision plus three
(3) days. The parties shall use their respective best efforts to cause the Accountant to reach a decision at the earliest possible date. The decision of the Accountant shall be final and binding upon the parties. The fees of the Accountant shall be paid by the parties in inverse

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proportion to the award of the disputed amount to the parties (i.e., if Party A contends it is due $6,000, Party B contends Party A is due $4,000, and the Accountant determines that $5,200 is due Party A, then Party A shall pay 40% of the fees and Party B shall pay 60% of the fees).

         (b) Final Adjustment. Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the "Final Closing Balance Sheet") indicating the prorations as set forth above. Within ten (10) days of receipt of the Final Closing Balance Sheet, Seller shall either accept the prorations set forth in the Final Closing Balance Sheet or give Buyer a notice disputing such prorations ("Notice of Disagreement"). If Seller fails either to accept the prorations set forth in the Final Closing Balance Sheet or to give Buyer a Notice of Disagreement within ten (10) days of receipt of the Final Closing Balance Sheet, then Seller shall be deemed to have accepted such prorations. The Notice of Disagreement shall state the amount that Seller believes is due to Seller ("Seller's Amount"), and Buyer shall have ten (10) days to accept or reject Seller's Amount. If Buyer rejects Seller's Amount, the dispute shall be submitted to Accountant for resolution as provided above in
Section 3(a), which resolution shall be final and binding on the parties. The fees of the Accountant shall be paid as provided in Section 3(a). All amounts owed pursuant to this Section 3 shall be paid within ten (10) days of resolution of the

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amount due. If such amount is not paid within such ten (10) day period, interest on such amount shall accrue until paid at the prime rate as published from time to time in the Wall Street Journal plus five percent (5%).

                  (c) Accounts Receivable. All accounts receivable arising out of the conduct of the business and operations of the Station prior to the Closing Date ("Seller's Accounts Receivable") shall be identified and valued as of the day immediately prior to that date. Seller hereby assigns to Buyer Seller's Accounts Receivable, effective upon the Closing Date, solely for the collection hereof. For a period of 120 days after the Closing Date, Buyer shall use reasonable efforts to collect Seller's Accounts Receivable in the normal and ordinary course of business. Buyer's authority shall not extend to the compromise of any Seller's Accounts Receivable or the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection unless authorized by Seller in writing. Buyer shall apply all such amounts collected on Seller's Accounts Receivable to the debtor's oldest account receivable first (except that any such accounts collected by Buyer from persons who are also indebted to Buyer for the purchase of advertising time on the Station may be applied to Buyer's account where there is a pre-existing bona fide dispute between Seller and such account debtor with respect to such account), and Buyer shall provide to Seller an aging report and a

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collections report and shall pay Seller the full amount collected on Seller's
Accounts Receivable, net of commissions, within fifteen (15) days after the end of each calendar month during the above-mentioned 120 day period. Any of Seller's Accounts Receivable remaining uncollected at the earlier of the termination date of this Agreement or the end of such 120 day period shall be re-assigned to Seller for collection. All accounts receivable arising out of the conduct of the business and operation of the Station on and after the Closing Date shall be and remain the property of Buyer.

                  Section 4.  The Closing.

                  (a) FCC Consent. Consummation of the transactions contemplated hereunder is conditioned upon the FCC having given its consent in writing to the assignment to Buyer of the FCC licenses and other authorizations set forth in subparagraph 1(a)(i) hereof, and such consent having become "final", i.e., no longer subject to timely review by the FCC or by any court or, in the event of reconsideration upon its own motion or otherwise by the FCC or an appeal by any person to any court, upon the decision of such body becoming no longer subject to review (unless the Buyer agrees to close without such consent having become "final"). The Closing shall take place on a date not later than March 31, 1999 ("Outside Closing Date").

                  (b) FCC Application. The parties agree to proceed, as expeditiously as practicable, to file or cause to be filed an

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application requesting FCC consent to the transactions here involved. The parties agree that said application shall be duly filed with the FCC not later than five (5) business days after the date of execution of this Agreement, and that such application shall be prosecuted by all parties in good faith and with due diligence. The parties hereto shall each bear their own legal fees and any and all costs and expenses not specified herein with respect to the sale and purchase of the Station's Assets including, without limitation, the preparation of the applicable sections of the FCC application. However, all FCC filing fees shall be paid one-half each by Seller and Buyer.

                  (c) Closing. The date of Closing and the time thereof (herein referred to as the "Closing Date"), shall be as mutually agreed to by the parties; provided, that absent such agreement the Closing shall take place at 10:00 a.m. on the fifth business day after the FCC consent shall have become a "final order." Closing shall take place at the offices of Buyer's counsel in Washington, D.C., or at such other place as may be mutually agreed to by the parties to this Agreement.

                  Section 5. Seller's Representations and Warranties.

                  Seller represents, warrants and agrees now and as of the Closing as follows:

                  (a) Organization. Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Connecticut and in good standing in the

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Commonwealth of Puerto Rico, the only jurisdiction in which it conducts the business of operating the Station. Seller has the full power and authority to own the Station's Assets and to carry on the business of the Station as now being conducted.

                  (b) Authorization of Agreement; No Breach.

                           (1) All corporate action necessary to be taken by or
on the part of Seller in connection with the transactions contemplated hereby has been duly and validly taken, and the execution, delivery and performance of this Agreement have been duly and validly authorized. Seller has the full power and authority to execute, deliver and perform this Agreement and to consummate all the transactions hereby contemplated. Neither such execution, delivery and performance nor compliance by Seller with the terms and provisions hereof will
(i) conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation and By-Laws of Seller, (ii) (assuming receipt of all necessary approvals from the FCC) constitute a violation of, conflict with or result in any breach of or default under, result in any termination or modification of, or cause any acceleration of any obligation of the Station, to which Seller is a party or by which it is bound, or by which the Station or any of the Station's Assets may be affected, or any judgment, order, injunction, decree, law, regulation, rule or ruling of any court or other governmental authority to which Seller, the Station or the Station' Assets is subject, or (iii)

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result in the creation or imposition of any lien, charge or encumbrance against the Station or the Station's Assets which is not released on or prior to Closing. Except for the consent of the FCC and the U.S. Forest Service, and except for the consent of certain third parties as may be required in contracts to be assigned to Buyer hereunder (including, but not limited to, the consent of the Puerto Rico Telephone Company), which consents Seller shall use reasonable, good faith efforts to obtain but which shall not be a condition precedent to Closing, no other consent, approval or authorization of, or filing with, any person, entity or agency of any kind not yet obtained is required. This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

                           (2) Seller is not in violation or breach of any of
the terms, conditions or provisions of its Articles of Incorporation or By-Laws, or any court order, judgment, arbitration award, or decree relating to or affecting the Station or the Station's Assets to which Seller is a party or by which it is bound and has received no notices of same.

                  (c) Licenses and Authorizations. Seller is, and on the Closing Date will be, the holder of the Licenses relating to the Station, all of which are in full force and effect (and none of which shall be altered or modified between the date hereof and the Closing Date). Except as listed and described on Schedule

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1(a)(i), there is not pending, or to the knowledge of Seller threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Licenses.

                  (d) Personal Property. Schedule 1(a)(iii) hereto contains a complete and accurate list, as of the date hereof, of the tangible personal property at El Yunque used in the operation of the Station. At the Closing, all of such property shall be owned by, and transferred to, Buyer free and clear of all liens, charges, claims and encumbrances of any kind.

                  (e) No Litigation. There is no suit, action or other proceeding pending or, so far as is known to Seller, threatened against Seller or the Station which would, if determined against Seller or the Station, have a material adverse effect on the Station or the Station's Assets. There are no judgments, orders, decrees or injunctions against the Seller or the Station which adversely affect the Station.

                  (f) Taxes. All federal, state and local tax returns required to be filed by Seller by the Closing Date (the "Tax Returns"), have or will have been filed with the appropriate governmental agencies in all jurisdictions in which Tax Returns are required to be filed, and all Tax Returns properly reflect the taxes of Seller for the periods covered thereby.

                  (g) Brokerage. Seller agrees to indemnify and hold harmless Buyer against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or

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finder's fee alleged to be payable because of any act, omission or statement of the Seller.

                  (h) Compliance With Laws. Seller has materially complied with, and is not knowingly in violation of any federal or local laws, regulations, or orders affecting the Station's Assets, or the operation of the Station. Without limiting the generality of the foregoing:

                           (i) The Station's transmitting and studio equipment
is operating in material compliance with the terms and conditions of the Station's Licenses, including without limitation all regulations concerning equipment authorizations and human exposure to radio frequency radiation.

                           (ii) Seller has complied, in all material respects,
with all applicable laws, rules and regulations relating to the employment of labor, including those concerning wages, hours, equal employment opportunity, collective bargaining, pension and welfare benefit plans, and the payment of Social Security and similar taxes, and Seller is not liable for any arrearages of wages, tax withholding obligations, or any tax penalties due to any failure to comply with any of the foregoing.

                  (i) Insurance. Seller maintains insurance policies providing general coverage against risks commonly insured against. To Seller's knowledge, all of such policies are in full force and effect and Seller is not in default of any material provision thereof. Seller has not received notice from any

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issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it. Seller will continue to maintain such insurance coverage in full force and effect through the Closing Date.

                  Section 6. Buyer's Representations and Warranties. Buyer represents, warrants and agrees now and as of the date of Closing as follows:

                  (a) Organization. Buyer is a corporation organized, validly existing and in good standing in the State of Delaware.

                  (b) Authorization of Agreement; No Breach. The execution, delivery and performance of this Agreement have been duly and validly authorized by Buyer, and Buyer has the full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions hereby contemplated. Neither such execution, delivery and performance nor compliance by Buyer with the terms and provisions hereof will (assuming receipt of all necessary approvals from the FCC) conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Buyer or any judgment, order, or decree of any court or other governmental authority to which Buyer is subject, or any material agreement to which the Buyer is subject.

                  (c) Qualification. Buyer has no knowledge of any facts which would, under present law (including the Communications Act) and present rules, regulations and practices

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of the FCC, disqualify Buyer as an assignee of the Licenses, or as an owner and/or operator of the Station's Assets, and Buyer will not take, or unreasonably fail to take, any action which Buyer knows or has reason to know would cause such disqualification.

                  (d) Litigation. There is no litigation or proceeding pending or, so far as is known to Buyer, threatened against Buyer that would affect Buyer's ability to carry out this Agreement.

                  (e) Brokerage. Buyer agrees to indemnify and hold harmless Seller against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder's fee alleged to be payable because of any act, omission or statement of the Buyer.

                  (f) Financial Qualification. Buyer is, and as of the Closing Date will be, financially qualified to enter into and undertake the performance of the obligations set forth in this Agreement.

                  Section 7. Performance by Buyer. The obligations of Buyer hereunder are subject to the following conditions, which conditions shall be waivable by Buyer in its sole discretion:

                  (a) Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct at the time of Closing hereunder as though made at and as of such time, and each and all of the agreements of the Seller to be performed on or prior to

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the Closing hereunder pursuant to the terms of this Agreement shall have been duly performed, and Seller shall have delivered to Buyer certificates, dated as of the Closing Date, to such effect reasonably acceptable in form and substance to Buyer.

                  (b) Litigation, Etc. No litigation, action, suit, investigation or proceeding of any kind shall have been instituted or threatened before any court or governmental body, which might reasonably have a material adverse effect upon the Station's Assets.

                  (c) FCC Licenses. At the Closing, the Licenses shall be assigned and transferred to Buyer, shall be valid for the full license term then currently issued to the Station, and shall contain no material adverse modifications of the terms of any such License from the terms in effect as of the date of this Agreement.

                  (d) Legal Opinion. Buyer shall have received the respective written opinions of corporate and communications counsel for Seller, dated the Closing Date, in form and content reasonably acceptable to counsel for Buyer and collectively to the effect that:

                           (i) Seller is organized and validly existing and in
good standing under the laws of the State of Connecticut and qualified to do business in the Commonwealth of Puerto Rico.

                           (ii) The Agreement has been duly authorized, executed
and delivered by Seller and is the valid and binding

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obligation of Seller, enforceable against Seller in accordance with its terms
(subject to any applicable bankruptcy, reorganization, insolvency or other laws, now or hereafter in effect, affecting creditors' rights generally as well as all rights in equity).

                           (iii) Neither the execution, delivery and performance
of this Agreement nor any instrument of sale required hereunder nor compliance by Seller with the terms and provisions of this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation of Seller or any judgment, order or decree known to such counsel, or any agreement known to such counsel other than an agreement listed in Schedule 1(a)(v). Such opinion, at the option of such counsel rendering the opinion, may be in the form and be governed by and interpreted in accordance with the Legal Opinion Accord of the ABA Section of Business Law (1991).

                  (e) Performance. Seller shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing hereunder.

                  Section 8. Seller's Performance. The obligations of Seller hereunder are subject to the following conditions, which conditions shall be waivable by Seller in its sole discretion:

                  (a) Payments, Etc. All payments hereunder which are due and payable by Buyer on or before the Closing Date shall have

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been paid in accordance with the terms of this Agreement, and Buyer shall have executed all of the documents required of it herein.

                  (b) Representations and Warranties. Each of Buyer's representations and warranties contained herein shall be true at the time of Closing, as though made at and as of such time and Buyer shall have delivered to Seller certificates to that effect, dated as of the Closing Date, reasonably acceptable in form and substance to Seller.

                  (c) Performance. Buyer shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing hereunder.

                  (d) Litigation. No litigation, investigation or proceeding of any kind shall have been instituted or threatened which would adversely affect the ability of Buyer to comply in all material respects with the provisions of this Agreement.

                  (e) Legal Opinion. Seller shall have received an opinion of counsel for Buyer, dated the Closing Date, in form and content reasonably acceptable to Seller's counsel to the effect that:

                 (i) Buyer is organized and validly existing and in good standing under the laws of each state in which it conducts business.

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                           (ii) The Agreement has been duly authorized, executed
and delivered by the Buyer, and duly ratified by Buyer's Board of Directors, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (subject to any applicable bankruptcy, reorganization, insolvency or other laws, now or hereafter in effect, affecting creditors, rights generally as well as all rights in equity).

                           (iii) Neither the execution, delivery and performance
of this Agreement nor compliance by Buyer with the terms of this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Buyer or any judgment, order or decree known to such counsel, or any material agreement known by such counsel to which Buyer is subject. Such opinion, at the option of such counsel rendering the opinion, may be in the form and be governed by and interpreted in accordance with the Legal Opinion Accord of the ABA Section of Business Law (1991).

                  Section 9.  Rights of Indemnification.

                  (a) Except as specifically assumed by Buyer hereunder, it is understood and agreed that Buyer does not assume and shall not be obligated to pay, any liabilities of the Seller under the terms of this Agreement, and it shall not be obligated to perform any obligations of the Seller, of any kind or manner. All representations, warranties and agreements by Seller shall survive the Closing for a period of one (1) year from the date of

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Closing notwithstanding any investigation at any time by or on behalf of Buyer.
Seller hereby agrees to indemnify and hold Buyer and its successors and assigns (collectively, "Indemnified Parties" and individually, an "Indemnified Party") harmless for a period of one (1) year from the date of Closing from and against any and all damage, liability, deficiency or expense (including, without limitation, reasonable attorney's fees) arising out of or resulting from any material misrepresentation or breach of warranty on the part of Seller under this Agreement. Seller hereby agrees to indemnify and hold Buyer and its successors and assigns (collectively, "Indemnified Parties", and individually, an "Indemnified Party") for a period of one (1) year from the date of Closing, harmless from and against:

                           (i) Any and all claims, liabilities and obligations,
damages, liability, deficiency or expense not expressly assumed by Buyer pursuant to this Agreement, arising from or related to the Seller's ownership or operation of the Station or the Station's Assets prior to the Closing hereunder, including without limitation, any claims arising in connection with any failure by Seller to pay or discharge any liability relating to the Station that is not expressly assumed by Buyer pursuant to the provisions of this Agreement;

                (ii) Any and all damage, liability, deficiency or expense (including, without limitation, reasonable attorneys' fees arising out of all third party disputes), excepting such matters as may arise under the lease contemplated in Section 12 (the "Lease").

                           (iii) Any and all fees, costs and expenses of any
kind, related or incident to any of the foregoing (including, without limitation, reasonable legal fees and expenses).

                           (iv) Any and all severance pay or other payment
required to be paid with respect to any employee of the Station prior to Closing terminated by Seller or arising by reason of the sale of the Station or any liability or obligation arising under any assumed employment contract relating to the payment of compensation, bonuses or benefits accrued prior to the Closing Date or as respects the deferred compensation or phantom equity arising by reason of the sale of Station or otherwise.

                           (v) Notwithstanding the foregoing, Seller shall have
no obligation to indemnify Buyer unless and until the aggregate amount of damages exceeds Ten Thousand Dollars ($10,000) (the "Basket"), at which time indemnification for the full amount of all damages (including the first $10,000) shall be due; provided, however, that payments due or made in connection with the prorations specified in Section 3 shall not be applied to the Basket.

                  (b) If any claim or liability shall be asserted against any Indemnified Party which would give rise to a claim by such Indemnified Party against Seller for indemnification under the provisions of this Section, such Indemnified Party shall promptly notify the Seller in writing of the same and give all reasonable cooperation in the defense thereof and the Seller shall be entitled at its own expense to compromise or defend any such claim provided. Failure to give prompt notification shall not limit the Seller's obligation except to the extent it is actually prejudiced by the delay in notice.

                  (c) Except for obligations arising under the Lease (for which there are separate indemnification provisions), Buyer hereby agrees to indemnify and hold the Seller and its successors and assigns (collectively, "Indemnified Parties", and individually, an "Indemnified Party"), for a period of one year from the date of Closing, harmless from and against:

                           (i) Any and all claims, liabilities and obligations
arising from or related to the ownership or operation of the Station subsequent to the Closing hereunder; and

                           (ii) Any and all damage, liability, deficiency or
expense (including, without limitation, reasonable attorneys' fees) resulting from any material misrepresentation or breach of warranty, or obligation of Buyer arising under this Agreement.

                           (iii) Notwithstanding the foregoing, Buyer shall have
no obligation to indemnify Seller unless and until the aggregate amount of damages exceeds the Basket, at which time indemnification for the full amount of all damages (including the amount of the Basket) shall be due; provided, however, that payments due or made in connection with the prorations specified in Section 3 shall not be applied to the Basket.

                  (d) If any claim or liability shall be asserted against the Seller which would give rise to a claim by the Seller against Buyer for indemnification under the provisions of this Section, Seller shall promptly notify Buyer of the same and give all reasonable cooperation in the defense thereof and Buyer shall be entitled at its own expense to compromise or defend any such claim.

                  (e) Anything in this Section 9 to the contrary notwithstanding, the indemnifying party shall not, without the written consent of the Indemnified Party, settle or compromise any third party claim or consent to the entry of judgment (i) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the third party claim, or (ii) if there is a reasonable probability that a claim may impose any non-monetary obligation upon the Indemnified Party.

                  (f) Except for specific performance of Seller's obligation to effectively and lawfully convey the Station's Assets to Buyer as provided in this Agreement, the right to indemnification hereunder shall be the exclusive post-Closing remedy of any party in connection with or arising out of this Agreement including, without limitation, any breach by another party of its representations, warranties or covenants in this Agreement. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Except for specific performance of Seller's obligation to effectively and lawfully convey the Station's Assets to Buyer as provided in this Agreement, and except as provided in the Lease referenced in Section 12, each party hereby releases and discharges the other party from any liability or claim with respect to post-Closing remedies for which there is not an express indemnity under this Agreement.

                  Section 10. Risk of Loss. The risk of any loss, damage or destruction to any of the Station's Assets to be transferred hereunder from fire or other casualty or cause shall be borne by the Seller at all times prior to the Closing Date hereunder. Subject to the provisions hereof, Buyer shall have the option in the event the loss or damage exceeds Fifty Thousand Dollars ($50,000.00) and the property cannot be substantially repaired or restored before the Closing Date, exercisable within ten (10) days after receipt of such notice from Seller to:

                 (i) Postpone the Closing until such time as the property has been completely repaired, replaced or restored to Buyer's reasonable satisfaction, unless the same cannot be reasonably effected within five (5) months of notification, at which time Buyer may terminate this Agreement.

                 (ii) Elect to consummate the Closing and accept the property in its "then" condition, in which event Seller shall assign all rights under any insurance claims covering the loss and pay over (as part of the Station's Assets) any proceeds under any such insurance policy theretofore received by Seller with respect thereto. Upon the assignment of such insurance claims to Buyer, Seller shall have no further obligation to Buyer for any loss of value to the Station's Assets. In the event Buyer elects to postpone the Closing Date as provided in Subparagraph (i) above, the parties hereto will cooperate and extend the time during which this Agreement must be closed as specified in Section 4(a) hereof.

                  Section 11. Seller's Performance at Closing. At the Closing hereunder, the Seller will:

                  (a) FCC Licenses. Deliver to Buyer assignments of all Licenses to Buyer in customary form and substance.

                  (b) Personal Property. Deliver to Buyer a bill of sale and all other appropriate documents and instruments in customary form and substance assigning good title to all personal property being sold to Buyer pursuant to this Agreement, free and clear of any liens, charges, claims or encumbrances of any kind.

                  (c) Assignment of Agreements. Except as qualified in Section 5(b)(1), deliver to Buyer such assignments and further instruments of transfer as Buyer may reasonably require to effectuate the assignment to it of those Station contracts, leases and agreements to be assigned to it as set forth on Schedule 1(a)(v) to this Agreement, as updated with Buyer's reasonable consent, not to be unreasonably withheld.

                  (d) Adjustments and Payment. If the adjustments and assumptions provided for in Section 3 result in a net amount owing by the Seller to Buyer, deliver a cashier's check or wire transfer to Buyer for such amount at the Closing.

                  (e) Opinions. Deliver to Buyer the written opinions of Seller's respective corporate and communications counsel, dated as of the Closing Date, pursuant to the provisions of this Agreement.

                  (f) Officer's Certificate. Deliver to Buyer its certificate attesting to the accuracy of all representations and warranties and due performance of all obligations.

                  (g) Originals. Deliver to Buyer the originals, if available, of all contracts, leases, agreements, commitments and trademark and copyright registrations to be assigned to Buyer under this Agreement.

                  (h) Consents. Deliver to Buyer copies of any consents and approvals Seller has been able to obtain including, but not limited to, estoppel certificates and consents to assignment and collateral assignments to Buyer's senior lender from all landlords.

                  (i) Resolutions. Deliver to Buyer certified resolutions of Seller's directors and stockholders authorizing Seller to enter into this Agreement.

                  (j) Other Documents. Deliver to Buyer such other documents as counsel for Buyer may reasonably request for the purpose of consummating the transactions described herein.

                  Section 12.  Buyer's Performance at Closing.  At the
Closing:

                  (a) Payment. Buyer will deliver to Seller by confirmed wire transfer, the monies payable at the Closing as set forth in the appropriate provisions of Section 2 hereof.

                  (b) Adjustments and Payment. Buyer will, if the adjustments and assumptions provided for in Section 3 hereof result in a net amount owing to the Seller by Buyer, deliver a cashier's check or wire transfer to Seller for such amount at the Closing.

                  (c) Opinion. Deliver the written opinion of its counsel, dated as of the Closing Date, pursuant to the provisions of this Agreement.

                  (d) Officer's Certificate. Deliver to Seller its certificate attesting to the accuracy of all of Buyer's representations and warranties and due performance of all obligations.

                  (e) Assumptions. Buyer shall deliver to Seller such assumption agreements and other documents in form and substance reasonably satisfactory to Seller as are required to make, confirm and evidence Buyer's assumption of and obligation to pay, perform, or discharge Seller's obligations under those contracts to be assumed by Buyer pursuant to this Agreement.

                  (f) Resolutions. Buyer shall deliver certified resolutions of Buyer's directors and stockholders authorizing Buyer to enter into this Agreement.

                  (g) Certificate. Buyer shall deliver a Certificate of Incorporation regarding Delaware and a Certificate of Good Standing regarding the Commonwealth of Puerto Rico, dated not more than five (5) business days prior to the Closing Date.

                  (h) Lease. Buyer shall deliver the Lease attached hereto as Exhibit A duly executed.

                  (i) Other Documents. Deliver to the Seller such other documents as counsel for Seller may reasonably request for the purpose of consummating the transactions described herein.

                  Section 13.  Default and Remedies.

                  (a) Breach and Opportunity to Cure. If either party believes the other to be in default hereunder, the nondefaulting party shall provide the defaulting party with notice specifying in reasonable detail the nature of such default. If such default has not been cured by the earlier of: (i) the Closing Date, or (ii) within twenty (20) days after delivery of such notice (a "Default Notice"), then the party giving such notice may (x) terminate this Agreement,
(y) extend the Closing Date under

Section 4 (but no such extension shall constitute a waiver of such nondefaulting party's right to terminate as a result of such default), and/or (z) exercise the remedies available to such party pursuant to Section 13(b) or 13(c), subject to the right of the other party to contest such action through appropriate proceedings.

                  (b) Seller's Remedies. Buyer recognizes that if, as a result of Buyer's default, the transactions contemplated hereby are not consummated, Seller would be entitled to compensation, the extent of which is extremely difficult and impractical to ascertain. The parties, therefore, agree that if this Agreement is not consummated due to the material default of Buyer (any failure on Buyer's part to consummate in accordance with its obligations under this Agreement being deemed "material"), provided that Seller is not in material default, Seller shall be entitled to retain the Pre-Paid Deposit (plus interest). The parties agree that this sum shall constitute liquidated damages and shall be Seller's sole and exclusive remedy and shall be in lieu of any and all other relief to which Seller might otherwise be entitled due to Buyer's failure to consummate, or default under, this Agreement.

                  (c) Buyer's Remedies. Seller agrees that the Station's Assets include unique property that cannot be readily obtained on the open market and that Buyer would be irreparably injured if this Agreement is not specifically enforced after default. Therefore, Buyer shall have the right to specifically enforce Seller's performance under this Agreement, and Seller agrees to waive the defense in any such suit that Buyer has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. In the event Buyer elects to terminate this Agreement as a result of Seller's material default instead of seeking specific performance (the remedies being alternative, not cumulative), Buyer shall be entitled to return of the Pre-Paid Deposit (plus interest) and any other legal remedies for damages which may be available.

                  Section 14.  Termination.

                  (a) Absence of Commission Consent or Court Approval. This Agreement may be terminated at the option of either party upon notice to the other if the FCC consent has not become a final order by March 31, 1999; provided, however, that a party may not terminate this Agreement if (i) such party's action, inaction or qualifications, has caused, or materially contributed to, a delay in any decision or determination by the FCC, or (ii) the party seeking to terminate the Agreement pursuant to this Section 14(a) is in material default hereunder. In the event of termination pursuant to this Section, the Pre-Paid Deposit (plus interest) shall be returned to Buyer (unless the Buyer's action, inaction or qualifications shall have caused, or materially contributed to, the delay or Buyer be in material default hereunder) or retained by Seller (unless Seller's action, inaction or qualifications shall have caused, or materially contributed to, the delay or Seller be in material default hereunder), and the parties shall be released and discharged from any further obligation hereunder.

                  (b) Designation for Hearing. The provisions of Section 14(a) notwithstanding, either party may terminate this Agreement upon notice to the other, if, for any reason, the assignment application is designated for hearing by the FCC, unless such designation for hearing arises from, is based upon, or relates to the action, inaction or qualifications of the party seeking to terminate, in which case such party shall have no right of termination; provided, however, that notice of termination must be given within twenty (20) days after release of the hearing designation order. Upon termination pursuant to this Section 14(b), the Pre-Paid Deposit (plus interest) shall be retained by Seller in the event the application is designated for hearing on grounds relating to Buyer's qualifications, or returned to Buyer in the event the application is designated for hearing on grounds relating to Seller's qualifications, and the parties shall then be released and discharged from any further obligation hereunder.

                  (c) Legal Actions. If, prior to the Closing Date, any action, suit, or proceeding shall have been instituted by or before any court or other governmental authority (other than the

FCC) to enjoin, restrain, or prohibit the consummation of the transactions contemplated hereby, the Closing may be adjourned at the option of either party (with prior consent of the FCC if necessary, which consent both parties will use their reasonable best efforts to obtain), for a period of up to ninety (90) days, and if, at the end of such period, the action, suit, or proceeding shall not have been favorably resolved, either party may, by written notice to the other, terminate this Agreement, provided, however, that if such action, suit, or proceeding shall have been solicited or encouraged by, or instituted as a result of, any act or omission of, Seller or Buyer, then such party shall not have any right of adjournment or termination pursuant to this Section.

                  (d) In addition, this Agreement may be terminated at any time on or prior to the Closing Date: (i) by the mutual written consent of Seller and Buyer; or (ii) by any non-defaulting party hereto if within seven (7) business days after the date hereof, an application for FCC consent to the assignment of the FCC Licenses to Buyer and the consummation of the transactions contemplated by this Agreement that is acceptable for filing, subject to reasonable supplementation and modification, has not been tendered for filing with the FCC (provided that the non-defaulting party shall have used all reasonable efforts to cooperate in the preparation of such application). A termination pursuant to this Section 14 shall not relieve any party of any liability it may otherwise have for a breach of this Agreement.

                  Section 15. Sales and Transfer Taxes and Fees. All Sales, Transfer and Gains Taxes incident to this transaction shall be paid one-half each by Seller and Buyer.

                  Section 16. Survival of Representations and Warranties. The several representations and warranties of the parties contained herein shall survive the Closing for a period of one (1) year; provided, however, that the representations and warranties set forth in Section 5(f) (Taxes) and Section 9(a)(iv) (obligations to employees) shall survive until the expiration of the applicable statute of limitations, as may be extended by waiver thereof, as the case may be.

                  Section 17. Public Announcements.

                  (a) Prior to the Closing Date, no party shall, without the approval of the other party hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case such party shall give advance notice to the other party and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. Nothing in this Agreement shall be construed to limit Seller's normal duty to publish all announcements required by the FCC and to make the filings with the FCC contemplated by this Agreement.

                  (b) Notwithstanding the foregoing, the parties acknowledge that the rules and regulations of the FCC require that public notice of the transactions contemplated by this Agreement be made after the application for the FCC's consent has been filed with the FCC. The form and substance of such public notice, to the extent not dictated by the Communications Act or the rules and regulations of the FCC, shall be mutually agreed upon by Seller and Buyer.

                  Section 18.  Miscellaneous.

                  (a) Schedules and Exhibits. All schedules and exhibits attached to this Agreement (and all other documents referred to therein) shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.

                  (b) No Assignment, Successors, Assigns, Etc. This Agreement shall not be assigned or conveyed by any party hereto to any other person or entity without the prior written consent of the other parties hereto, except that Buyer may assign this Agreement and the rights and obligations hereunder to any of its affiliates which will not release Buyer from any of the obligations and undertakings provided for herein, and except that Seller may assign its rights and duties to a commonly-controlled entity, which assignment will not release Seller from any of its obligations and undertakings provided for herein.

                  (c) Construction. This Agreement shall be construed and enforced in accordance with the laws of the District of Columbia.

                  (d) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  (e) Notices. Any notice or other communications shall be in writing and shall be considered to have been duly given when personally delivered or deposited into first class certified mail, postage prepaid, return receipt requested:

                           (i)      If to the Buyer to:

                                    Spanish Broadcasting System
                                    of Puerto Rico, Inc.
                                    c/o 1001 Ponce de Leon Blvd
                                    Coral Gables, Florida 33134
                                    ATTN: Raul Alarcon, Jr., President

                           cc:      Jason L. Shrinsky, Esq.
                                    Kaye, Scholer, Fierman, Hays
                                     & Handler, LLP
                                    901 Fifteenth Street, N.W.
                                    Washington, D.C. 20005

                           (ii)     If to Seller to:

                                    Pan Caribbean Broadcasting Corporation
                                    Condomino Emajagua #9A-B
                                    Calle Emajagua
                                    Punta Las Marias
                                    San Juan, Puerto Rico 00913
                                    ATTN: Richard Friedman
                           cc:      William K. Keane, Esq.
                                    Arter & Hadden LLP
                                    1801 K Street, N.W.
                                    Suite 400K
                                    Washington, D.C. 20006

                  (g) Integration. Except as herein expressly provided, this Agreement embodies the entire agreement and understanding among Seller and Buyer, and supersedes all prior agreements and understandings, whether oral or in writing, with respect to the purchase and sale of the Station's Assets.

                  (h) Amendment. This Agreement shall not be amended or modified in any manner except by a written document executed by the party or parties against whom enforcement of such amendment or modification may be sought.

                  (i) Confidentiality. Buyer and Seller agree that each will use its best efforts to keep confidential all of the information of a business or confidential nature obtained by it from the other (including, but not limited to, the identity of Buyer, the proposed terms of this Agreement, and information pertaining to Seller, whether related to the Station or otherwise; and, in the event that the transactions contemplated herein are not consummated, in addition to the other continuing obligations of the parties which shall survive the term of this Agreement, the duties and obligations of the parties and their respective agents and confidants shall continue for a term of twelve (12) months from its termination regarding maintaining confidentiality as hereinabove set forth; and, further, each of the parties will return to the other all documents, copies and other materials obtained from the other in connection therewith. This Section shall not prevent either party from disclosing such confidential information to their respective attorneys, bankers, underwriters or investors as may be appropriate in furtherance of this transaction (provided, however, such party shall similarly be bound by this confidentiality provision) or to comply with any governmental policy, regulation or law.

                  IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed through their duly authorized officers on the day and year first above written.

                           SPANISH BROADCASTING SYSTEM OF
                              OF PUERTO RICO, INC.

                           By:/s/ Raul Alarcon, Jr.
                           Name: Raul Alarcon, Jr.
                           Title: President

                           PAN CARIBBEAN BROADCASTING CORPORATION

                           By:/s/ Richard J. Friedman
                           Name: Richard J. Friedman
                           Title: President

                        WDOY LIST OF SCHEDULES & EXHIBITS

Schedule 1(a)(i)                            Licenses & Authorizations                            Page 2
Schedule 1(a)(iii)                          Personal Property                                    Page 3
Schedule 1(a)(v)                            Contracts, Leases &
                                                Agreements                                       Page 3

Schedule 1(e)                               Trade Agreements                                     Page 5



Exhibit A                                   Studio Lease